UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 30, 2006

TASER International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16391	86-0741227
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
17800 N. 85th St.
Scottsdale, Arizona 85255
(Address of principal executive offices, including zip code)
(480) 991-0797
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     As reported on a Current Report on Form 8-K filed August 30, 2006, the Board of Directors of TASER International, Inc. (the “Company”) approved the promotion Kathleen C. Hanrahan, age 42, from Chief Operating Officer to President of the Company. The promotion and appointment of Ms. Hanrahan to President of the Company was effective on October 23, 2006.
     Prior to her appointment as President, Ms. Hanrahan served as the Company’s Chief Operating Officer from November 2003. Ms. Hanrahan first joined the Company in January 1996 as an internal controls consultant and served as its controller from March 1996 to November 2000 and also served as the Company’s Chief Financial Officer from November 2000 through May 2004. From January 1989 through January 1996, Ms. Hanrahan served as Director of Administrative Services for Kachina Testing Laboratories which included the functions of controller, human resources and manufacturing support.
     In November 15, 2000, the Company entered into an Employment Agreement with Ms. Hanrahan. The agreement was for an initial two-year term ended November 15, 2002, and was automatically renewed for additional two year terms on November 15, 2002 and November 15, 2004. The agreement will be automatically renewed every two years thereafter unless the Company gives Ms. Hanrahan a one-year prior notice of termination, if the termination is without cause. The agreement provided for an annual base compensation amount, which may be increased based on performance. The Company may terminate the agreement with or without cause. Should it terminate the agreement without cause, upon a change of control or upon their death or disability, Ms. Hanrahan is entitled to compensation equal to 12 months of salary in the event of termination without cause, 24 months of salary in the event of a change of control and 18 months of salary in the event of death or disability. Ms. Hanrahan’s Employment Agreement is attached as Exhibit 10.3 to Registration Statement on Form SB-2 effective May 11, 2001 (Registration No. 333-55658), as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TASER International, Inc.

By:	/s/ Daniel Behrendt
Daniel Behrendt,
Chief Financial Officer
Date: November 14, 2006

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